Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 27, dated July 21, 1997
(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated June 9, 1997)
(CUSIP No. 17120Q ZK0)

                                  $2,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series Q
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:         $5,000,000

Issue Price:              The price of the Notes will vary depending on
                          prevailing market prices at the time of resale.

Original Issue Date:      August 1, 1997

Stated Maturity:          August 1, 2000

Initial Interest Rate:    6.21%

Interest Payment Dates:    February 15 and August 15

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Repayment:     [X] The Notes cannot be repaid to maturity.
               [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission: The Notes are being purchased by the Agent at
                                99.375% of their principal amount and will be sold at varying prices to be determined at the time of sale.

Agent's Capacity:   [ ] Agent   [X] Principal

Net proceeds to Company (if sale to Agent as principal): $4,968,750

Agent:    [X] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [ ] J.P. Morgan & Co.    [ ] Other: